Exhibit 10.30

Evergy, Inc.

Summary of
Non-Employee Director Compensation (2025)

Effective May 7, 2025

Amount
Cash Compensation (Paid Quarterly)
Annual	$120,000
Lead Director	$30,000
Audit Committee Chair	$20,000
Compensation and Leadership Development Committee Chair	$20,000
Nominating, Governance, and Corporate Responsibility Committee Chair	$20,000
Finance Committee Chair	$20,000
Nuclear and Operations Committee Co-Chairs (each)	$20,000

Per Meeting Fees	None

Company Common Stock (Paid Annually Following Shareholder Meeting)
Annual Equity Compensation	$160,000

All members of the Board of Directors are entitled to be reimbursed for expenses, as set forth in Evergy, Inc.’s corporate governance guidelines. Evergy, Inc. also provides liability insurance to its directors under its directors and officers insurance policies.